NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM PROVIDES PRODUCTION AND
CAPITAL BUDGET GUIDANCE FOR 2010

HOUSTON, Texas – February 12, 2010 – Ultra Petroleum Corp. (NYSE: UPL) today reported that the company’s Board of Directors approved the 2010 capital budget of $1,450.0 billion. The capital budget includes the previously announced Marcellus leasehold acquisition of $400.0 million which is expected to close late February 2010. Excluding the acquisition, the 2010 capital budget is $1,050.0 billion. The 2010 capital budget is planned to be allocated as follows:

	$ millions
Wyoming:
Drilling	$575
Facilities	25
Sub Total		$600
Pennsylvania:
Drilling	$375
Facilities	65
Sub Total		$440
Other		$10
Sub Total Capital Budget		$1,050

Acquisition		$400
Total Capital Budget		$1,450

“In 2010, we again expect to increase our production in Wyoming by drilling approximately 200 gross (110 net) wells. Additionally, we will expand our Marcellus program as we plan to drill approximately 110 gross (70 net) wells. It is extremely important for us to continue evaluating and de-risking our acreage in the Marcellus so that we are able to better quantify the actual size of the growing resource to Ultra and our shareholders,” commented Michael D. Watford, Chairman, President and Chief Executive Officer. “These wells are instrumental to resource expansion and key to value creation. We look forward to increased reserves and greater value at year-end 2010,” Watford added.

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2010 Guidance

Production for 2010 is expected to grow approximately 20 percent to 215 Bcfe as compared to 180 Bcfe for 2009.

	1st Quarter	Full-Year 2010
2010 Estimated Total Production (Bcfe)	48 - 49	209 - 216

At this time, Ultra is providing preliminary production guidance for 2011 and 2012 targeting 20 percent per annum production growth at similar capital expenditures levels.

	2010	2011	2012
Estimated Total Production (Bcfe)	209 - 216	250 - 260	295 - 310

“We expect production to grow by approximately 20 percent each year for the next three years from 180 Bcfe at year-end 2009 to 310 Bcfe at year-end 2012 through the execution of our current capital expenditure plan. With two decades of identified drilling opportunities before us in Wyoming coupled with our new Marcellus opportunity, both at high rates of return, we are illustrating that our differentiated asset base and operating program provide for industry leading performance,” stated Watford.

Price Realizations and Differentials Guidance

In the first quarter of 2010, the company’s realized natural gas price is expected to average 4 to 6 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $10.00 less than the average NYMEX crude oil price.

Expense Guidance

The following table presents the company’s expected expenses per Mcfe assuming a $5.38 per mmbtu Henry Hub natural gas price and a $75.00 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q1 2010
Lease operating expenses	$0.22 – 0.24
Production taxes	$0.60 – 0.62
Gathering fees	$0.24 – 0.26
Transportation charges	$0.32 – 0.34
Depletion and depreciation	$1.07 – 1.09
General and administrative – total	$0.12 – 0.13
Interest and debt expense	$0.28 – 0.29
Total costs per Mcfe	$2.85 – 2.97

Income Tax Guidance

For the year, Ultra projects a 35.5 percent effective tax rate (based on adjusted net income) with approximately 2 to 3 percent of that amount expected to be currently payable.

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2010 Guidance

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.  The company had 152,068,210 shares outstanding on January 31, 2010.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). These forward-looking statements regarding this press release include, but are not limited to, opinions, forecasts, and projections, other than statements of historical fact. Although the company believes that these expectations are obtainable based on reasonable assumptions, it can give no assurance that such assumptions will prove to be correct. Important factors that may cause actual results to differ from these forward-looking statements, include, but are not limited to, increased competition; the timing and extent of changes in prices for crude oil and natural gas, particularly in Wyoming; the timing and extent of its success in discovering, developing, producing and estimating reserves; the effects of weather and government regulation; the availability of oil field personnel and services, drilling rigs and other equipment; and other risks detailed in the company’s SEC filings, particularly in its Annual Report on Form 10-K available from Ultra Petroleum Corp. at 363 North Sam Houston Parkway E., Suite 1200, Houston, TX 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

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2010 Guidance